Exhibit 99.3

CATAMARAN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT

The unaudited pro forma condensed combined income statement for the year ended December 31, 2012 gives effect to the merger (the “Merger”) between a wholly owned subsidiary of Catamaran Corporation (“Catamaran” or the “Company”) and Catalyst Health Solutions (“Catalyst”) as if it had occurred on January 1, 2012 (the “pro forma income statement”).

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments to the pro forma income statement have been made solely for the purpose of developing the pro forma income statement necessary to comply with the applicable disclosure and reporting requirements of the SEC. The pro forma income statement is not intended to represent what Catamaran’s actual consolidated results of operations would have been had the Merger occurred on the date assumed, nor is it necessarily indicative of Catamaran’s future consolidated results of operations. The actual results reported in periods following the closing of the Merger may differ significantly from the pro forma income statement for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the Merger; differences between the assumptions used to prepare these pro forma income statement and actual amounts; cost savings from operating efficiencies; changes to pharmacy network and rebate contracting; potential synergies; and the impact of the incremental costs incurred in integrating the companies.

The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the recording thereof to the assets acquired and liabilities assumed, based on preliminary estimates of fair value. Catamaran believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of acquired assets and liabilities assumed are still in process at the time this pro forma income statement was prepared, and information may become available within the measurement period which indicates a potential change to these valuations utilized to record the assets acquired and liabilities assumed, the initial amounts recorded may be subject to adjustment. Furthermore, the pro forma income statement does not reflect any cost savings from operating efficiencies, synergies or other costs that could result from the Merger. The pro forma income statement is based on the historical financial statements of Catamaran and Catalyst, as adjusted for the pro forma effect of the Merger. The pro forma income statement should be read in conjunction with the historical financial statements and the accompanying notes of Catamaran included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013, and the historical financial statements and the accompanying notes of Catalyst for the six months ended June 30, 2012 and 2011 included as Exhibit 99.2 filed herewith.

Catamaran Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the year ended December 31, 2012

(in thousands, except per share data)

	Catamaran *	Catalyst #	Pro-Forma Adjustments		Pro-Forma Combined
Revenue	$9,940,120	$3,000,427	$(1,872	)(a)	$12,938,675
Cost of revenue	9,206,744	2,821,759	(10,272	)(a)	12,018,231

Gross profit	733,376	178,668	8,400		920,444
Expenses:
Selling, general and administrative	369,492	127,892	(39,900	)(b)	457,484
Depreciation of property and equipment	16,749	8,938	(2,798	)(c)	22,889
Amortization of intangible assets	130,116	13,735	72,240	(c)	216,091

Total operating expenses	516,357	150,565	29,542		696,464

Operating income (loss)	217,019	28,103	(21,142)		223,980
Interest and other expense, net	26,682	4,200	16,586	(d)	47,468

Income (loss) before income taxes	190,337	23,903	(37,728)		176,512
Income tax expense (benefit):	69,316	8,290	(39,097	)(e)	38,509

Net income (loss)	121,021	15,613	1,369		138,003
Non-controlling interest	4,363	(5,633)	—		(1,270)

Net income attributable to the Company	$116,658	$21,246	$1,369		$139,273

Earnings per share: (f)
Basic	$0.70	$0.43	—		$0.68
Diluted	$0.70	$0.43	—		$0.68

Weighted average shares outstanding:
Basic	166,766	49,221	37,875	(f)	204,641
Diluted	167,830	49,653	37,875	(f)	205,705

*-Actual results for the year ended December 31,2012

#-Actual results for the six-months ended June 30, 2012

The accompanying notes are an integral part of these consolidated condensed financial statements.

CATAMARAN CORPORATION

NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENT

1.	Description of Transaction

On April 18, 2012, Catamaran announced that it had entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Catalyst, a full-service pharmacy benefits manager (“PBM”) serving more than 18 million lives in the United States and Puerto Rico, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, a newly-formed wholly-owned subsidiary of Catamaran was merged with and into Catalyst, with Catalyst surviving as a wholly-owned subsidiary of Catamaran (the “Merger”). Each share of Catalyst common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Catamaran or Catalyst or any of their respective wholly-owned subsidiaries) were converted in the Merger into the right to receive 1.3212 shares of Catamaran common stock (0.6606 of a share prior to Catamaran’s two-for-one stock split in October 2012) and $28.00 in cash. The Merger was completed on July 2, 2012.

In connection with the Merger, Catamaran entered into a new credit agreement (the “Credit Agreement”) with a syndicate of lenders led by JPMorgan Chase Bank, N.A. (“JPMCB”). Pursuant to the Credit Agreement, the lenders committed to provide senior secured credit facilities to Catamaran in an aggregate amount of $1.8 billion, comprised of a $1.1 billion term loan and a $700 million revolving credit facility. On the Merger closing date, Catamaran borrowed $1.4 billion under the credit facility to partially fund the cash consideration of the Merger and other Merger related costs and transactions.

Each stock option and one series of warrants to acquire Catalyst common stock existing at the effective time of the Merger was assumed by Catamaran (each, a “continuing award”) and converted into an award to acquire shares of Catamaran common stock, on the same terms and conditions as were applicable to the award prior to the Merger. For each stock option, the share underlying the stock option award was multiplied by a ratio (the “option exchange ratio”) equal to the sum of 1.3212 plus the fraction obtained by dividing $28.00 by the average per share daily closing price of Catamaran common stock over the five trading days preceding the closing date of the Merger and the exercise price was be divided by the same ratio. For each warrant, the number of shares of Catamaran common stock was determined by multiplying the number of shares of Catalyst common stock the warrant converted into times the option exchange ratio.

2.	Basis of Presentation

The unaudited pro forma income statement has been prepared using the acquisition method of accounting, with Catamaran being the accounting acquirer, and is based on the historical financial statements of Catamaran and Catalyst. Certain reclassifications have been made to the historical financial statements of Catalyst to conform to the financial statement presentation of Catamaran.

The unaudited pro forma income statement for the year ended December 31, 2012 combines the historical consolidated statement of operations of Catamaran for the year then ended with the historical statement of operations of Catalyst for the six months ended June 30, 2012 to give effect to the Merger as if it had occurred on January 1, 2012. The historical information excludes two days of results of Catalyst between the end of its June 30, 2012 reporting period and the Merger closing date of July 2, 2012 because the results for this period only include results from normal operations that are not deemed material and expenses of Catalyst incurred as a result of the Merger.

The pro forma adjustments include the application of the acquisition method of accounting under purchase accounting guidance. Purchase accounting guidance requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing of the Merger. The transaction fees for the Merger are expensed as incurred and are included in selling, general and administrative expenses in Catamaran’s and Catalyst’s results.

The pro forma adjustments described herein have been developed based on management’s judgment, including estimates relating to the allocations of purchase price to the assets acquired and liabilities assumed based on preliminary estimates of fair value. Catamaran management believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of assets acquired and liabilities assumed are in process and information may become available within the measurement period which indicates a potential change to these valuations, the initial amounts recorded may be subject to adjustment. The pro forma income statement does not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with integrating Catalyst.

The pro forma income statement is provided for illustrative purposes only and is not intended to represent what Catamaran’s actual results of operations would have been had the Merger occurred on January 1, 2012, nor are they necessarily indicative of Catamaran’s future consolidated results of operations.

CATAMARAN CORPORATION

NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENT

3.	Preliminary Purchase Price Calculation and Accounting

Catalyst Merger

On July 2, 2012, the Company completed its previously announced Merger with Catalyst, a full-service PBM. Each share of Catalyst common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company or Catalyst or any of their respective wholly-owned subsidiaries) was converted in the Merger into the right to receive 1.3212 (0.6606 prior to split adjustment) of a Company common share and $28.00 in cash. This resulted in the Company issuing approximately 66.8 million common shares, issuing 0.5 million warrants, and paying $1.4 billion in cash to Catalyst stockholders to complete the Merger. The results of Catalyst have been included in the Company’s results since July 2, 2012. Catamaran’s historical consolidated statement of operations for the year ended December 31, 2012 includes Catalyst’s total revenues of approximately $3.2 billion following consummation of the Merger.

The Merger was accounted for under the acquisition method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The carrying values for current assets and liabilities were deemed to approximate their fair values due to the short-term nature of their maturities. The fair value for the acquired customer relationships intangible asset was valued using an excess earnings model based on expected future revenues derived from the customers acquired. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.

Goodwill is non-amortizing for financial statement purposes and $525 million related to the Catalyst Merger is tax deductible. The goodwill recognized by the Company represents many of the synergies and business growth opportunities that the Company anticipates may be realized from the Merger. The synergies include improved pricing from the Company’s suppliers due to the increased volume of prescription drug purchases, pull through opportunities of the combined companies’ mail and specialty service offerings, and a more efficient leveraging of resources to achieve operating profits.

The purchase price of the acquired Catalyst operations was comprised of the following (in thousands):

Cash paid to Catalyst shareholders	$1,415,276
Fair value of common shares issued (a)	3,238,141
Fair value of warrants and stock options issued (b)	19,824

Total purchase price	$4,673,241

(a)	Valued based on the number of outstanding shares issued in the Merger multiplied by the closing market price of Catamaran shares on July 2, 2012.
(b)	The Black-Scholes option-pricing model was used to calculate the fair value of the replacement warrants and stock options issued.

The following summarizes the preliminary fair values assigned to the assets acquired and liabilities assumed at the acquisition date and are subject to change as the valuation processes are not complete. Final determination of the fair values may result in further adjustments to the amounts presented below (in thousands):

	Initial Amounts Recognized at Acquisition Date (a)	Measurement Period Adjustments (b)	Current Amounts Recognized at Acquisition Date
Cash and cash equivalents	$93,775	$(315)	$93,460
Other current assets	695,888	5,202	701,090

Total current assets	789,663	4,887	794,550
Goodwill	4,010,235	8,492	4,018,727
Customer relationships intangible	1,184,800	—	1,184,800
Other long-term assets	87,174	1,547	88,721

Total assets acquired	6,071,872	14,926	6,086,798
Accounts payable	338,819	—	338,819
Pharmacy benefit management rebates payable	176,202	2,935	179,137
Accrued expenses and other current liabilities	187,851	1,348	189,199
Long-term debt	311,994	—	311,994
Other long-term liabilities	385,375	10,643	396,018

Total liabilities assumed	1,400,241	14,926	1,415,167

Non-controlling interest	(1,610)	—	(1,610)

Net assets acquired	$4,673,241	$—	$4,673,241

(a)	As previously reported in the Company’s Form 10-Q for the period ended September 30, 2012.
(b)	These measurement period adjustments were recorded to reflect changes in the estimated fair values of the associated assets acquired and liabilities assumed based on factors existing as of the acquisition date.

CATAMARAN CORPORATION

NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENT

During the year ended December 31, 2012, the Company recognized $86.0 million of amortization expense from intangible assets acquired in the Catalyst Merger. Amortization associated with the Catalyst Merger in 2013 is expected to be $166.1 million. The estimated fair value of the customer relationships intangible asset is $1.2 billion with a useful life of 9 years. The intangible asset acquired will not have any residual value at the end of the amortization period. There were no in-process research and development assets acquired.

Separate Transactions and Preexisting Relationships

During the year ended December 31, 2012, the Company incurred transaction and integration expenses related to the Merger, exclusive of debt financing costs, totaling $27.2 million, which includes transaction expenses of $22.8 million. These costs are included in selling, general and administrative (“SG&A”) expenses. Additionally, during the year ended December 31, 2012, the Company recorded $17.0 million in charges to SG&A expenses due to transactions related to the Merger recognized separately from the acquisition of assets and assumptions of liabilities from the Merger. The charges recorded related to $3.5 million in contract settlements and terminations made by Catalyst prior to the acquisition that had future benefit to the Company, $3.1 million for payments made to Catalyst employees based on contractual arrangements which had future benefit to the Company, and $10.4 million in severance charges incurred subsequent to the close of the Merger.

Due to the previous contractual relationship between the Company and Catalyst, there were pre-existing transactions between the entities which resulted in approximately $4.1 million in accounts receivable due to the Company from Catalyst at the time of the Merger, mainly for HCIT transaction processing services provided. No gain or loss was generated from the subsequent settlement of these pre-existing balances.

4.	Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2012

(a) Revenue and cost of revenue

Revenue and cost of revenue were adjusted to remove the effect of transactions between Catamaran and Catalyst. Revenue and cost of revenue were each reduced by $10.3 million for the year ended December 31, 2012, reflecting the amount earned and billed by Catamaran to Catalyst. Additionally, revenue was increased by $8.4 million for the year ended December 31, 2012, to reverse amortization expense recorded by Catalyst related to other intangibles from its prior acquisitions.

(b) Selling, general and administrative

The adjustment to expenses removes transaction expenses of $22.8 million incurred to close the Merger, $10.4 million in one time severance charges incurred related to the Merger and $6.6 million of expenses recorded in the Company’s 2012 actual results that were also recorded in Catalyst’s six-month results due to transactions recognized separately from the acquisition of assets and assumptions of liabilities from the Merger. The $6.6 million of duplicate expenses related to $3.5 million in contract settlements and terminations made by Catalyst prior to the acquisition that had future benefit to the Company and $3.1 million for payments made to Catalyst employees based on contractual arrangements which had future benefit to the Company.

(c) Depreciation and amortization

The adjustment to amortization reflects the addition of six months of amortization expense totaling $86.0 million to reflect a full year of amortization expense for intangible assets acquired in the Merger, offset by a $13.8 million reduction of historical amortization expense recorded by Catalyst from its intangible assets for the period prior to the Merger. Depreciation expense was decreased by $2.8 million to reflect the adjusted fair value of the property and equipment acquired by Catamaran.

(d) Interest

Interest expense was increased by $20.6 million to reflect a full year of interest expense related to Catamaran’s new debt incurred to finance the Merger, utilizing its current effective rate of 2.25%, plus the impact of the amortization of deferred financing fees and debt discounts. This amount was reduced by $4.0 million to remove Catalyst’s 2012 interest expense prior to the Merger due to the termination and repayment of Catalyst’s existing indebtness upon closing of the Merger.

(e) Income taxes

The adjustment reflects the income tax effect of the pro forma combined adjustments based on applicable federal and state statutory rates, plus the tax impact from the Company’s cross-jurisdictional financing arrangement implemented as a result of the Merger.

CATAMARAN CORPORATION

NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENT

(f) Basic and diluted shares

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted-average shares of Catalyst replaced by the shares issued by Catamaran at an exchange ratio of 1.3212 shares of Catamaran common stock per share of Catalyst common stock (0.6606 prior to the two-for-one stock split in October 2012), and assumed outstanding since January 1, 2012.

Additionally, the basic and diluted earnings per share calculations reflect the shares issued in May 2012 from the Company’s public offering as if they were issued on January 1, 2012.

Catamaran’s actual and the pro forma combined share and per share data have been adjusted to reflect Catamaran’s two-for-one stock split completed in October 2012.